Streamedia Communications, Inc.
December 21, 1999


                              KOGAN & TAUBMAN, LLC
                             39 Broadway, Suite 2250
                            New York, New York 10006
                            Telephone (212) 425-8200
                            Facsimile (212) 482-8104



                                                               December 21, 1999

Streamedia Communications, Inc.
244 West 54th Street
New York, New York  10019

         Re:      Registration Statement on Form SB-2
                  Offering of 1,230,000 Units

Gentlemen:

We have acted as counsel to Streamedia Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Securities Act"), of 1,230,000 units (the "Units"), each consisting of one share of common stock $.001 par value (the "Common Stock") and one warrant entitling the holder to purchase one share of common stock at $12.75 per share (the "Warrants"), to be offered to the public by the Company in a firm commitment underwriting by Institutional Equities
Corporation and Capital West Securities, Inc. The Registration Statement (defined below) also includes 150,000 additional Units to cover over-allotments, if any.

A registration statement filed pursuant to Rule 462(b), which incorporates by reference a registration statement on Form SB-2 that was previously filed on May 17, 1999 and last amended on December 20, 1999, is being filed herewith (the "Registration Statement"). In connection with rendering this opinion, we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to our satisfaction, of (i) the Articles of Incorporation and By-laws of the Company,
(ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Units to be offered and related matters, and
(iii) such other agreements and instruments relating to the Company as we deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, we have made such further investigation and inquiries relevant to the transaction contemplated by the Registration Statement as we have deemed necessary for the opinion expressed herein, and we have relied, to the extent we deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering our opinion, we have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to us as originals are accurate and complete, and that all documents submitted to us are true, correct and complete copies of the originals thereof.

Based upon the foregoing, we are of the opinion that the Units, and the Common Stock and Warrants of which they are comprised, to be issued and sold by the Company as described in the Registration Statement have been duly authorized for issuance and sale and when issued by the Company against payment of the consideration therefor pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                          Very truly yours,

                                                         Kogan & Taubman, L.L.C.


                                                        By_/s/ Louis Taubman__
                                                           Louis E. Taubman